Exhibit 99.1

The St. Joe Company
133 South WaterSound Parkway
WaterSound, Florida 32413
866-417-7133
FOR IMMEDIATE RELEASE
THE ST. JOE COMPANY ANNOUNCES NEW CHIEF OPERATING OFFICER
WaterSound, FL — March 7, 2011 — The St. Joe Company (NYSE: JOE) today announced the appointment of veteran real estate executive Park Brady, as its Chief Operating Officer, effective March 21, 2011. Mr. Brady will report to the Executive Committee of the Board of Directors, including Bruce R. Berkowitz, Chairman of the Board of Directors, Hugh M. Durden, Director and Interim Chief Executive Officer, and Charles M. Fernandez, Vice Chairman of the Board of Directors.
Mr. Brady has served as President and Chief Executive Officer of ResortQuest, the nation’s largest vacation rental company, since June 2007. Mr. Brady began his career at ResortQuest in 1998 as the Regional Manager of the Western U.S., later serving as the Corporate Vice President for the company and as Chief Operating Officer. Prior to joining ResortQuest, Mr. Brady owned and operated Telluride Resort Accommodations in Colorado. Mr. Brady is also the founder of Hodnett Cooper Vacation Rentals in St. Simons Island, Georgia.
“Park has had proven success,” said Mr. Berkowitz. “He is committed to the Northwest Florida region, and with the help of St. Joe’s stakeholders, will quickly take the Company’s operations onwards and upwards.”
About St. Joe
The St. Joe Company, a publicly held company currently based in WaterSound, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner. St. Joe is primarily engaged in real estate development and sales, with significant interests in timber. More information about the Company can be found on its website at www.joe.com.
Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions. Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010, and our Quarterly Reports on Form 10-Q.
(c) 2010, The St. Joe Company. “St. Joe” and the “Taking Flight” design are service marks of The St. Joe Company.
CONTACT:

Investors	Media
David Childers	James McCusker
The St. Joe Company	ICR, Inc.
904-301-4302	(203) 682-8245
dchilders@joe.com	james.mccusker@icrinc.com